Exhibit 99.1

NEWS RELEASE
For Immediate Release

NuVox Communications Secures $87 million
of Additional Equity Funding

St. Louis, MO (September 24, 2001) - NuVox Communications, a rapidly growing, facilities-based broadband services provider, announced that it has raised $87 million of additional equity in a private placement. NuVox had originally targeted raising $75 million but increased the size of the offering due to over-subscriptions. Salomon Smith Barney Inc. acted as NuVox's financial advisor in connection with the financing.

NuVox provides facilities-based integrated voice and data services to business customers in 30 markets in 13 contiguous states across the Midwest and Southeast United States. The additional round of equity financing increases NuVox’s total capital to more than $775 million, including its $225 million senior secured credit facility.

“We consider it to be a strong endorsement of our business strategy and management team that we have been able to attract meaningful amounts of additional capital for our company despite the prolonged downturn in private and public equity markets and the challenging operating environment for emerging telecommunications companies,” said David L. Solomon, Chairman and Chief Executive Officer of NuVox. “This additional capital fully funds the continued development of our existing 30 markets and provides a cushion to see us through these difficult times.”

The investors include private equity funds associated with Goldman Sachs & Co., Whitney & Co., JP Morgan Partners, Meritage Private Equity Fund, Moore Capital, Richland Ventures, Brooks Investments, Centennial Funds, Don Investment Group, Norwest Equity Partners, First Union Capital Partners, Telecom Partners, Boston Millenia Partners, Toronto Dominion Capital, OneLiberty Ventures, CIBC WMC Inc. and Bank of America Capital Investors.

Michael R. Hannon, Partner of JP Morgan Partners, said “We believe the current financial turmoil affecting emerging telecommunications companies presents significant opportunities for investments in best managed, well capitalized companies. NuVox has been able to post solid high growth results despite a declining economic environment and difficult capital market conditions. Our investing group believes that NuVox is well positioned to capture significant market share by virtue of its strong customer focus, proven provisioning capabilities and attractively priced service packages.”

“This additional capital permits us to continue to invest in the development of our markets and allows for demand-driven spending as we add customers”, said Mike Cassity, President and Chief Operating Officer of NuVox. “It provides additional financial support for the pursuit of our strategic objective to be the integrated communications provider of choice, delivering superior broadband services and customer care.”

NuVox’s Southeast Division includes networks in South Carolina, North Carolina, Georgia, Florida, Kentucky and Tennessee, and its Midwest Division has networks in Missouri, Kansas, Oklahoma, Arkansas, Illinois, Indiana and Ohio. It has been providing its voice and data services in an expanding number of U.S. markets since it commenced its initial operations in St. Louis in June 1999.

Annualized revenues for NuVox’s 30 markets totaled $94.6 million for August 2001, more than 37 times the $2.5 million of annualized revenues NuVox recorded for December 1999. On-Net lines installed during the second quarter of 2001 totaled over 31,000 lines, a 31 percent increase over the first quarter of 2001 and a more than 625 percent increase from the second quarter of 2000. During the same period, gross profit margins have increased from (9.7) percent in 1999 to 26 percent in August 2001. EBITDA loss margins in the second quarter of 2001 improved by over 4200 basis points over the first quarter of 2001.

Solomon added “We believe this level of growth and these results demonstrate the validity of the assumptions we made when we developed our business plans and confirm the attractiveness of our product offerings to business customers, as well as the dedication of the entire NuVox team to providing high quality responsive customer service. We remain committed to continued improvements in results to achieve our goal of becoming EBITDA positive by the fourth quarter of 2002 and attaining positive free cash flow by the end of 2003.”

Company Overview (August 31, 2001)

Strategic Focus:	Smart-build broadband communications services provider of integrated voice and data services to small and medium-sized businesses
Market Coverage:	In operation in 30 markets in thirteen contiguous midwestern and southeatern states
Data Network:	Inter-city ATM network interconnecting all 30 markets
Addressable Total Lines:	19.8 million
Addressable Business Lines:	6.1 million
On-Net Lines in Service:	100,916
Annualized August Revenues:	$94.6 million
On-net August revenues per customer:	$872
August gross margin %:	26%
Voice Switches Installed:	14
ATM Switches Installed:	30
Central Office Collocations in Service:	213
Cash and Cash Equivalents (pro forma):	$97.2 million
Available Credit:	$63.8 million
Total Liquidity:	$161.0 million
Sales Employees:	205
Total Employees:	1,051

About NuVox Communications

NuVox Communications is a rapidly growing, facilities-based integrated communications provider formed by the merger of Gabriel Communications and TriVergent in November 2000. Serving 30 markets in 13 states across the Midwest and Southeast, NuVox offers businesses and other end-users advanced integrated voice, data and Internet products and services. The Company provides dedicated high-speed Internet access; Web page design, development and hosting; “traditional” local and long distance telephone services; and unified voice, e-mail, and fax messaging as well as advanced data services. NuVox’s growing product portfolio also includes WAN management, audio conferencing, remote access, and digital subscriber line (DSL) access. NuVox is privately held, and its headquarters are located at 16090 Swingley Ridge Road, Suite 500, in Chesterfield, MO 63017. The NuVox Communications Web site URL is www.nuvox.com.

Forward-Looking Statements

Some of the statements contained in this press release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by these statements. These forward-looking statements are based on various factors and have been derived using numerous assumptions. These forward-looking statements generally can be identified by the use of forward-looking terminology such as “will,” “may,” “should,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate” or “predict” or the negative thereof or other variations thereon or comparable terminology. NuVox wishes to caution readers of this press release that these forward-looking statements regarding matters that are not historical facts are only our predictions, assumptions and estimates regarding future events and circumstances. Accordingly, NuVox can give no assurance that these predictions and estimates will be realized. Actual events or results may differ materially as a result of risks facing us, including risks regarding the continued development of our business and the markets for our services and products.

Contact:	Myron Hosea, Manager of Public Relations 864-331-8073 or mhosea@nuvox.com